Exhibit 11


                           NEW YORK HEALTH CARE, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                               For The Three Months      For The Six Months
                                                  Ended June 30,            Ended June 30,
                                             -----------------------   -----------------------
                                                1996         1997         1996         1997
                                             ----------   ----------   ----------   ----------
Earnings:
    Net income (pro forma for the three
      and six months ended June 30, 1996)    $  182,865   $   58,748   $  302,215   $  121,564
                                             ==========   ==========   ==========   ==========
Shares:
    Weighted average number of shares
      outstanding                             2,500,000    3,750,000    2,500,000    3,750,000
    Additional shares assuming exercise
      of options                                 18,750       23,437       18,750       23,437
    Additional shares whose proceeds
      would be necessary to pay
      S-Corporation dividend                    700,521                   700,521
                                             ----------   ----------   ----------   ----------
Weighted average number of common
    shares and common share equivalents
    outstanding                               3,219,271    3,773,437    3,219,271    3,773,437
                                             ==========   ==========   ==========   ==========
Net income  (pro  forma for the three and
    six months  ended  June 30,  1996) per
    common share and common share
    equivalents                              $      .06   $      .02   $      .09   $      .03
                                             ==========   ==========   ==========   ==========
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